Exhibit 5

May 26, 2005

The E. W. Scripps Company
312 Walnut Street
28th Floor
Cincinnati, Ohio 45202

Ladies and Gentlemen:

     We have acted as counsel to The E. W. Scripps Company, an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 6,000,000 additional Class A Common Shares, $.01 par value, of the Company (the “Shares”) for issuance under and pursuant to the Company’s Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”).

     In connection with the foregoing, we have examined the Plan and such records of the corporate proceedings of the Company and such other documents as we have deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP